Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Update on 2020 Hurricane Losses
ELBA, ALABAMA (October 12, 2020)…The National Security Group, Inc. (NASDAQ:NSEC) releases preliminary estimates of insured catastrophe losses from Hurricanes Sally and Delta along with updated estimates of catastrophe losses from Hurricane Laura incurred by property and casualty subsidiary National Security Fire & Casualty.

Hurricane Sally
On September 16, 2020, Hurricane Sally made landfall near Gulf Shores, Alabama as a category 2 storm. Hurricane Sally had maximum sustained winds of 105 mph at landfall and was the eighth tropical cyclone, in the 2020 Atlantic hurricane season, to impact the continental U.S.

Our pre-tax loss due to Hurricane Sally is expected to be $2,000,000, net of recoveries under our catastrophe aggregate reinsurance. Net of tax, Hurricane Sally will reduce our 2020 earnings by $1,580,000 and will reduce earnings per share by $0.62. The impact of Hurricane Sally will be reflected in our third quarter financial results. To date, we have had approximately 600 claims reported from Hurricane Sally with approximately 90% of total claims from this event incurred by our Alabama policyholders.

Based on our analysis of historical reporting patterns, preliminary post event model estimates and assessment of claims to date, we estimate our ultimate gross losses from Hurricane Sally to be in the range of $3,000,000 to $3,500,000. While we expect to recover $1,000,000 to $1,500,000 under our catastrophe aggregate reinsurance, based on our estimate of gross losses, we do not expect losses from Hurricane Sally to impact our primary catastrophe reinsurance coverage which is triggered once gross losses exceed $4 million from a single catastrophe event. This first layer of catastrophe reinsurance was reinstated for a second event following losses from Hurricane Laura.

Hurricane Laura - Revision to the Range of Estimated Gross Losses
We are revising our estimate of gross losses due to Hurricane Laura. This revision to gross losses (before reinsurance) is being made following more detailed analysis of reported claims and is primarily due to much higher damage severity to risks, particularly mobile homes, located in areas exposed to Hurricane Laura's category 3 and 4 winds. To date, Hurricane Laura has produced 781 claims with incurred losses exceeding $15,000,000. Approximately 90% of these claims have been reported by our Louisiana policyholders. As disclosed in our previous press release regarding Hurricane Laura, our pre-tax loss net reinsurance recoveries, is expected to be $2,250,000. Net of tax, Hurricane Laura will reduce our 2020 earnings by $1,778,000 and will reduce earnings per share by $0.70. The impact of Hurricane Laura will be reflected in our third quarter financial results.

Based on our analysis of historical reporting patterns, post event model output and review of claims reported to date, we estimate our revised ultimate gross losses from Hurricane Laura to be in the range of $17,000,000 to $19,000,000. Based on our estimate of gross losses, we expect losses from Hurricane Laura to remain well below the upper limits of our catastrophe reinsurance coverage.

The Company maintains catastrophe reinsurance coverage to mitigate loss exposure from catastrophic events. With our 2020 primary catastrophe contract placement, our single event catastrophe retention remained unchanged from the prior year at $4,000,000. Also unchanged from last year, we maintain catastrophe reinsurance covering incurred losses of a single catastrophe event up to $72,500,000 beyond our retention. Our catastrophe reinsurance has one reinstatement provision for any layers eroded by an earlier event in the same calendar year subject to the same $72,500,000 upper limit.

In our 2020 contract, we also placed catastrophe aggregate coverage of $2,000,000 in excess of a $2,000,000 aggregate annual deductible with provision for one reinstatement. This additional coverage effectively lowers our second and third event retention to $2,000,000. Because we were impacted by one catastrophe event in the second quarter of 2020 that exceeded the $2,000,000 aggregate annual deductible under our catastrophe aggregate coverage, both Hurricane Laura and Hurricane Sally losses will trigger recoveries under this aggregate coverage and our maximum retention will be $2,000,000 for each event. We will also pay a $250,000 reinstatement premium on this aggregate layer.

Hurricane Delta
On October 9, 2020, Hurricane Delta made landfall near Creole, Louisiana in Cameron Parish as a category 2 storm. This was the second hurricane landfall in Cameron Parish in 2020 as Hurricane Laura made landfall less than 15 miles west in late August. Hurricane Delta had maximum sustained winds of 100 mph at landfall and was a record tenth tropical cyclone to impact the continental U.S. during the 2020 Atlantic hurricane season. While Hurricane Delta was significantly less intense compared to Hurricane Laura, we have to consider the previous impacts of Hurricane Laura in establishing our estimate of gross losses (before reinsurance recoveries) from Delta. We will establish an estimated range of gross insured losses from Hurricane Delta after we have an opportunity to review post event models and initial claim reports. Net of reinsurance recoveries, we expect pre-tax losses from Hurricane Delta to be in the range of $2,500,000 to $3,500,000. Losses from Hurricane Delta will be reflected in our fourth quarter financial results.

About The National Security Group, Inc
The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company primarily writes personal lines property coverage including specialty market dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.

Information about forward-looking statements
Any statement contained in this report which is not a historical fact, or which might otherwise be considered an opinion or projection concerning the Company or its business, whether expressed or implied, is meant as and should be considered a forward-looking statement as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks, including but not limited to changes in market conditions, natural disasters and other catastrophic events, increased competition, changes in availability and cost of reinsurance, changes in governmental regulations, technological changes, political and legal contingencies and general economic conditions, as well as other risks and uncertainties more completely described in the Company’s filings with the Securities and Exchange Commission. If any of these assumptions or opinions proves incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects and may cause future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements.

Significant uncertainties still remain regarding the ultimate impacts of the COVID-19 pandemic on future premium revenue, losses, claims settlement costs and investment results. These uncertainties could have a material adverse impact on our net income and results of operations. Additional information and disclosures related to risk factors are discussed in our 2019 Annual Report on Form 10-K as well as our latest Form 10-Q and should be read in conjunction with this Form 8-K.